UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 26, 2017

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 26, 2017, Duane DeSisto resigned as a director of the Company effective immediately. Mr. DeSisto had also served on the Company’s Audit Committee. There was no disagreement between Mr. DeSisto and the Company, known to any of the Company’s executive officers, on any matter relating to the Company’s operations, policies or practices.

The Company’s Board of Directors has not selected anyone to replace Mr. DeSisto as a member of the Board of Directors or on the Audit Committee as of this time. The Stereotaxis Board currently consists of eight members, with one vacancy as a result of Mr. DeSisto’s resignation.

Item 8.01.	Other Information

In an effort to better align Stereotaxis’ Board of Directors with shareholders, and to improve the Company’s cash flow, on February 22, 2017 the Compensation Committee of the Company’s Board of Directors revised the Company’s non-employee director program from providing a combination of cash and equity compensation to providing solely equity compensation. The prior compensation program historically provided each non-employee director with an average of $46,000 in cash compensation annually in addition to an annual award of 10,000 restricted stock units (RSUs) for shares of common stock of the Company. Beginning in fiscal year 2017, non-employee directors will each receive an annual award of 60,000 RSUs, payable in two tranches of 30,000 each in January and July, in arrears for service as a director (and pro-rated according to length of time as a director), such that the first award would be made in July 2017 for the prior six-month period. All such RSU awards to non-employee directors will be issued under the Stereotaxis, Inc. 2012 Stock Incentive Plan. A more complete description of the new non-employee director compensation arrangements will be included in the Company’s proxy statement for the Company’s 2017 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: March 2, 2017	By:	/s/ Martin C. Stammer
Name: Martin C. Stammer
Title: CFO

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